UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):                August 31, 2006

Lithia Motors, Inc.
(Exact Name of Registrant as specified in its charter)

Oregon	0-21789	93 - 0572810
(State or other jurisdiction of	(Commission File Number)	(IRS Employer Identification
incorporation)		No.)

360 E. Jackson Street
Medford, Oregon 97501
(Address of Principal Executive Office)

Registrant's telephone number including area code 541-776-6868

Not applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a -12)

[  ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d -2(b))

[  ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e -4(c))

Item 1.02	Termination of a Material Definitive Agreement.

        As noted under Item 8.01 below, simultaneously with entering into the New Loan Agreement referenced in that item, Lithia Motors, Inc. (the "Company") terminated two existing credit facilities. The first is a credit agreement dated as of February 25, 2003, and amended from time to time, among the Company, DaimlerChrysler Financial Services Americas LLC ("DCFS"), as agent, and DCFS and Toyota Motor Credit Corporation ("TMCC") as lenders. This agreement and amendments were previously filed as exhibits to the Company's Form 10-K for the year ended December 31, 2002 as filed with the Securities and Exchange Commission on March 31, 2003; Form 10-K for the year ended December 31, 2003 as filed with the Securities and Exchange Commission on March 31, 2004; Form 10-Q for the quarter ended March 31, 2004 as filed with the Securities and Exchange Commission on May 10, 2004; Form 10-Q for the quarter ended June 30, 2004 as filed with the Securities and Exchange Commission on August 6, 2004; Form 10-K for the year ended December 31, 2004 as filed with the Securities and Exchange Commission on March 15, 2005; and Form 10-K for the year ended December 31, 2005, as filed with the Securities and Exchange Commission on March 8, 2006. At the time of termination, there was no outstanding balance with respect to that credit facility.

        Also terminated was a separate loan agreement among the Company, Lithia Financial Corporation, and U.S. Bank National Association ("U.S. Bank") providing credit availability of $50 million. A copy of the loan agreement and amendments were previously filed as exhibits to the Company's Form 10-K for the year ended December 31, 2002 as filed with the Securities and Exchange Commission on March 31, 2003; Form 10-Q for the quarter ended March 31, 2003 as filed with the Securities and Exchange Commission on May 15, 2003; Form 10-K for the year ended December 31, 2003 as filed with the Securities and Exchange Commission on March 15, 2004; Form 10-K for the year ended December 31, 2004 as filed with the Securities and Exchange Commission on March 15, 2005; and Form 10-Q for the quarter ended June 30, 2005 as filed with the Securities and Exchange Commission on August 9, 2005. At the time of termination the balance outstanding on that credit facility was $50 million.

Item 8.01	Other Events.

        Effective as of August 31, 2006 the Company entered into a new three-year Loan Agreement with U.S. Bank as Agent and Lender, and DCFS and TMCC as Lenders, for the purposes of financing used vehicles and acquisitions, and for general corporate purposes (the "New Loan Agreement").

        The New Loan Agreement replaces an existing credit agreement with DCFS, as agent and lender, and TMCC, as lender, for similar purposes, and an existing working capital credit facility for the Company's subsidiary, Lithia Financial Corporation with U.S. Bank. The Company and its subsidiaries obtain various financial services from U.S. Bank and its affiliates, including retail and mortgage financing; depository and cash management services and interest rate swaps. Both DCFS and TMCC, along with other lenders, provide floor plan financing for new vehicle inventory for the Company's subsidiary dealerships. Those dealerships also purchase vehicles from subsidiaries of DaimlerChrysler AG and Toyota Motor Corporation that are affiliates of DCFS and TMCC, respectively.

        The New Loan Agreement provides for a total financing commitment of $225 million of which up to $35 million is available for swingline loans. Interest rates are tied to LIBOR. Interest on all loans is due monthly and the entire balance is payable at maturity, which is August 31, 2009, unless extended. The agreement also provides for $500,000 for letters of credit which may be increased up to $1 million.

        The New Loan Agreement includes financial and restrictive covenants typical of such agreements, lending conditions, and representations and warranties by the Company. Financial covenants include requirements to maintain a minimum total net worth, and impose minimum current ratio, fixed charge coverage ratio, and cash flow leverage ratio requirements. The covenants restrict the Company and its subsidiaries in incurring additional indebtedness, making investments, selling or acquiring assets and granting security interests in their assets. Cash dividends are limited to $15 million per fiscal year and repurchases by the Company of its common stock are limited to

$20 million per fiscal year. Loans are guarantied by all of the Company's subsidiaries and are secured by new vehicle inventory, used vehicle and parts inventory, equipment other than fixtures, deposit accounts, accounts receivable, investment property and other intangible personal property of the Company and its subsidiaries. Stock and other equity interests of the Company's subsidiary dealerships and certain other subsidiaries are excluded. The Lenders' security interest in new vehicle inventory is subordinated to the interests of floor plan financing lenders, including DCFS and TMCC. The New Loan Agreement also provides for events of default that include nonpayment, breach of covenants, a change of control and certain cross-defaults with other indebtedness. In the event of a default, the New Loan Agreement provides that the Lenders may declare the entire principal balance immediately due, foreclose on collateral and increase the applicable interest rate to the revolving loan rate plus 3 percent, among other remedies.

SIGNATURES

            Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

LITHIA MOTORS, INC.
(Registrant)

Date:	September 7, 2006	By:	/s/ Kenneth E. Roberts
Kenneth E. Roberts
Assistant Secretary